77. (C)  Matters submitted to a vote of security holders


On November 13, 2002, Boston Advisors Trust held a joint special meeting of shareholders of the Boston Advisors Cash Reserves Fund ("Cash Reserves Fund") and the Boston Advisors U.S. Government Money Market Fund ("U.S. Government Money Market Fund") to consider for approval a proposed investment sub-advisory agreement between MONY Capital Management, Inc., Boston Advisors, Inc., the Cash Reserves Fund and the U.S. Government Money Market Fund. The results of the shareholder vote were as follows:


Cash Reserves Fund:      1,297,759,687 shares  or
                         98.27%  of the shares voting  voted
                         in favor;
                         14,184,715 shares or 1.07%  of  the
                         shares voting voted against; and
                         8,636,449  shares or 0.65%  of  the
                         shares voting abstained.

U.S. Government Money
Market Fund:             198,260,691  shares  or
                         98.55%  of the shares voting  voted
                         in favor;
                         1,743,193  shares or 0.87%  of  the
                         shares voting voted against; and
                         1,176,758  shares or 0.58%  of  the
                         shares voting abstained.